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                                                                   EXHIBIT 10.18

                                   AGREEMENT


      THIS AGREEMENT is entered into and effective this 3rd day of February 2003 by and between Vital Living, Inc., a Nevada corporation ("VL") and CHG Allied Inc., ("CHG") a discount health card provider.


                                    RECITALS

            1. Vital Living, Inc. (VL) is in the business of among other things developing and distributing a proprietary line of nutritional products, including but not limited to Essentum N.P. for use as a nutritional supplement for "healthy heart," Additional products are marketed under the Vital Living Supplement line and Nature's Dose, (the "Products".) This "Agreement" is for the sole purpose of the Products and any other products that may be mutually agreed to by the parties.

            2. (CHG) operates a sales organization that sells discount health cards under different programs.

            3. CHG Allied, Inc. (CHGA) was created in 1998 to acquire and operate a consortium of innovative health care related companies with a common vision.... to provide fair value and choices to health care consumers, including health plans and employer groups. The program utilizes the cash for discount approach to secure savings health care services, and offers substantial savings to any cardholder for health care services not covered by insurance programs. CHGA also provides the platform for private label programs. Predecessor companies date back to 1992.

                  CHGA is the owner of the Comprehensive Health Group Chiropractic Network, and joint owner of CAM Health Partners, Inc., a complementary and alternative (CAM) PPO organization with approximately 25,000 practitioners representing chiropractic, acupuncture, naturopathy, physical therapy, and massage therapy, among other disciplines. These two networks are utilized on CHGA's Card products, its private label products, and are leased to other sellers of card products.

                  CHGA also owns and operates a full service general insurance agency, Employer Assistance Group, which primarily serves the Employer marketplace.


      The parties therefore agree to the following terms and conditions:
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                              TERMS AND CONDITIONS

1. CHG agrees that VL's Products will be the vitamin supplement products offered to its discount health cardholders. Such Products shall be one of the primary supplement Products offered to its discount cardholders, as long as the products continue to meet the standards set forth in 6., below.

2. VL agrees to provide to CHG's members a 20% discount off of suggested retail of all Products

3. CHG agrees to design and print, at CHG's expense, the catalogue and description of Products to be included in all mailings to CHG's members.

4. VL shall provide a mechanism that enables all CHG members' to be identified as a CHG cardholder on web site, phone and mail orders.

5. VL agrees to pay CHG a 20% commission on all purchases, less returns and/or credits, if such payments are made to VL directly. For example purposes only: If a product retails for $50.00, the CHG cardholder would be able to purchase the product for $40.00. Upon VL's receipt of the $40.00, a commission of $8.00 is due to CHG. If payment is made to CHG, the customer would pay $40.00 and $32.00 would be forwarded to VL. All payments to outside consultants would be the responsibility of VL. All shipping and handling charges are the responsibility of the discount cardholder. The commissions referred to in this paragraph are due and payable to CHG on or before the 15th day of each month for commissions earned during the immediately preceding month.

6. Product Manufacture: VL will be solely responsible for manufacturing the Product in accordance with the specified Product formulations. VL, or VL's subcontractor, will manufacture all "Products" in accordance with industry standards for similar products. VL will ensure that the Product meets all government standards or other regulations for such products, if any. VL will maintain a reasonable inventory of the Product for marketing and promotional purposes.

7. Term: The Agreement will continue for three years from the effective date of this Agreement and will automatically renew for additional one-year terms unless either party gives notice of its intent not to renew the agreement not less than sixty (60) days prior to the end of the then current term. Either party may terminate the Agreement for cause or breach of material term or condition upon thirty (30) days written notice.

8. Liability: VL will maintain product liability insurance in such amounts as been historically carried by VL at VL's expense.
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9.    Confidentiality: In connection with this Agreement, the parties will develop, acquire, or be granted access to trade secrets and other information that is confidential and proprietary to the parties or to third parties. Such information includes but is not limited to patient lists and information, costs of manufacturing, product formulations, technical data, methods, processes, expertise, business and marketing strategies, operations, research and development, business opportunities, and financial data. The parties will not at any time during or after termination of this Agreement, directly or indirectly, divulge, use or permit the use of any confidential or proprietary information of the other, except as required in the course of this Agreement. Upon termination of this Agreement, the parties will immediately turn over to the other all confidential information materials belong to such part, including all copies thereof or notes relating thereto, in such party's possession or otherwise subject to its control. Notwithstanding the above, the following materials will not be deemed confidential:

            (i) Information which was in the public domain at the time of disclosure (provided, however, that collection or compilation of publicly available information will be considered proprietary if the disclosing party's collection or organization of the material would be difficult or time-consuming to replicate);

            (ii) Information which was published or otherwise became part of the public domain after disclosure to the receiving party through no fault of the receiving party (but only after, and only to the extent that, it Is published or otherwise becomes a part of the public domain); and

            (iii) Information, which was, received from a third party who did not acquire it, directly or indirectly, from the disclosing party under an obligation of confidence except where required by law. The receiving party will have the burden of establishing the existence of these conditions by objective or verifiable evidence.


            (ii) Information which was published or otherwise became part of the public domain after disclosure to the receiving party through no fault of the receiving party (but only after, and only to the extent that, it Is published or otherwise becomes a part of the public domain); and

            (iii) Information, which was, received from a third party who did not acquire it, directly or indirectly, from the disclosing party under an obligation of confidence except where required by law. The receiving party will have the burden of establishing the existence of these conditions by objective or verifiable evidence.
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          For the avoidance of doubt, VL will own all trademarks and other intellectual property related to the Product, as well as all packaging and marketing.

10. Notice: Any notice or other communications required or that may be given pursuant to this Agreement will be in writing and will be delivered personally, facsimile, electronic mail with confirmation by recognized overnight carrier to the address of the party as set forth below, or to any other address requested by the respective parties after giving written notice to the other party.

11. Governing Law: This Agreement will be governed by and construed in accord with the laws of the State of Arizona. All disputes will be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in Phoenix, Arizona, except that either party may apply to a court of competent jurisdiction solely for interlocutory injunctive relief to maintain the status quo pending the results of the arbitration. The prevailing party in any dispute will be entitled to recover its reasonable attorneys' fees and related costs and expenses incurred in connection therewith.

12. Severability: If any court of competent jurisdiction rules any provision of this Agreement invalid, illegal, or unenforceable, the validity, legality, and enforce ability of the remaining provisions will not be affected or impaired in any way.


13. Entire Agreement: This Agreement constitutes the entire, integrated agreement among the parties regarding the subject matter hereof and supersedes any and all prior and agreements, representations, and understandings of the parties.


14. Assignment: Neither party will assign this Agreement or any of its rights or obligations without the prior consent of the other party. Provided, however, that either party may assign this Agreement and its rights and obligations hereunder, with prior notice to the other party to any person or entity that purchases all or substantially all of its assets, or that merges with or into such assigning party, or that is under common ownership or control of the assigning party, and that agrees in writing to be bound by the terms hereof.



VITAL LIVING, INC.,                       ________________________________
A Nevada corporation                      a_______________________________


By: /S/ Stuart A. Benson                 By: _____________________________
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Printed Name: Stuart A. Benson           Printed Name:____________________
Its: E.V.P.                              Its:_____________________________

Address:                                 Address:
5080 N. 40th Street, Suite 105           _____________________________
Tempe, Arizona 85018-2147
                                         _____________________________




CHG Allied, Inc.                         _____________________________
A Georgia corporation                    _____________________________



By: /S/ Lee Gerber                       _____________________________
Printed Name: Lee Gerber                 Printed Name:________________
Its: President                           Its:_________________________


Address:                                 Address:
3081 Holcomb Bridge Road                 _____________________________
Suite C-2                                _____________________________
Norcross, Georgia 30071                  _____________________________